AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ENUMERAL BIOMEDICAL HOLDINGS, INC.

a Delaware Corporation

Enumeral Biomedical Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.          The name of the corporation is Enumeral Biomedical Holdings, Inc. (the “Corporation”). The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 10, 2014. The Corporation was originally incorporated in the State of Nevada with the name Cerulean Group, Inc. on February 27, 2012, and the Corporation converted to a corporation of the State of Delaware and changed its name to Enumeral Biomedical Holdings, Inc. on July 10, 2014.

2.          The board of directors of the Corporation duly adopted a resolution, pursuant to Sections 141(f), 242 and 245 of the DGCL, setting forth and adopting this Amended and Restated Certificate of Incorporation of the Corporation.

3.          The stockholders of the Corporation duly approved this Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the DGCL.

4.          This Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Corporation, as amended to date, to read in its entirety as follows:

ARTICLE I: Name

The name of the corporation is Enumeral Biomedical Holdings, Inc. (the “Corporation”).

ARTICLE II: Registered Office and Registered Agent

The address of the registered office of the Corporation in the State of Delaware is 1811 Silverside Road, Wilmington, Delaware 19810-4345, County of New Castle. The name of the registered agent of the Corporation at that address is Vcorp Services, LLC.

ARTICLE III: Purpose

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV: Capitalization

1.           Authorized Shares. The total number of shares of stock that the Corporation is authorized to issue is 310,000,000 shares, consisting of 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

2.           Common Stock. Each holder of common stock, as such, shall be entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

3.           Preferred Stock. Shares of preferred stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board”), and the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The authority of the Board with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

(a)          the number of shares constituting that series and the distinctive designation of that series;

(b)          the dividend rate or rates on the shares of that series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)          whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

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(d)          whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(e)          whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

(f)          whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)          the rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)          any other relative rights, powers, and preferences, and the qualifications, limitations and restrictions thereof, of that series.

4.           No Class Vote on Changes in Authorized Number of Shares of Preferred Stock. Subject to the rights of the holders of any series of preferred stock pursuant to the terms of this Amended and Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V: Board of Directors

1.           Business and Affairs. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

2.           Number of Directors; Vacancies and Newly Created Directorships. The number of directors constituting the Board shall be not fewer than three and not more than eleven. Subject to the previous sentence and to the special rights of the holders of any class or series of stock to elect directors, the precise number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board. The number of directors initially shall be seven. Subject to the special rights of the holders of any class or series of stock with respect to such class or series of stock, unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and not by the stockholders.

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3.           Classified Board of Directors. Subject to the special rights of the holders of any class or series of stock to elect directors, the directors constituting the Board shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated: Class I Directors; Class II Directors; and Class III Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Amended and Restated Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders of the Corporation following the filing of this Amended and Restated Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders of the Corporation following the filing of this Amended and Restated Certificate of Incorporation. Each director in each class shall hold office until his or her successor is duly elected and qualified. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified. The Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to assign members of the Board in office immediately prior to the time such classification becomes effective to such classes at the time such classification becomes effective.

4.           Removal. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, any one or more or all of the directors may be removed with cause only by the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class. Directors may not be removed without cause.

5.           No Cumulative Voting. Stockholders shall not be entitled to cumulative voting in the elections of directors.

ARTICLE VI: Limitation of Director Liability

A director of the Corporation shall, to the fullest extent permitted by the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Article VI, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

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Any amendment, alteration or repeal of this Article VI, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VI, shall not apply to or adversely affect any right or protection of a director of the Corporation occurring prior to the time of such amendment, alteration, repeal or adoption.

ARTICLE VII: Indemnification and Advancement of Expenses

The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as may be provided in the bylaws of the Corporation, the Corporation shall be required to indemnify, or advance expenses to, an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized by the Board.

Any amendment, alteration or repeal of this Article VII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall not apply to or adversely affect any right or protection of an Indemnified Person occurring prior to the time of such amendment, alteration, repeal or adoption.

ARTICLE VIII: Meetings of Stockholders

1.           No Action by Written Consent. Except as otherwise provided for or fixed by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation or any resolution or resolutions of the Board providing for the issuance of any series of stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

2.          Special Meetings of Stockholders. Subject to the rights of the holders of any series of preferred stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by (a) the chairman of the Board, (b) the chief executive officer of the Corporation or (c) by the Board pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies.

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3.           Election of Directors by Written Ballot. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors need not be by written ballot.

ARTICLE IX: Forum

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Amended and Restated Certificate of Incorporation or the bylaws of the Corporation or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein.

ARTICLE X: Amendments to the Certificate of Incorporation and Bylaws

1.           Amendments to the Certificate of Incorporation.

(a)          The Corporation reserves the right, from time to time, to alter, amend or repeal any provision of this Amended and Restated Certificate of Incorporation in the manner provided by the laws of the State of Delaware, and all rights of any kind conferred upon stockholders are granted subject to this reservation.

(b)          Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Section 4 of Article V (Removal), Section 1(b) of this Article X (Amendments to the Certificate of Incorporation) and Section 2 of this Article X (Adoption, Amendment and Repeal of the Bylaws) may be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

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2.           Adoption, Amendment and Repeal of the Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation subject to the power of the stockholders of the Corporation to adopt, amend or repeal the bylaws; provided, however, that with respect to the powers of stockholders to adopt, amend or repeal the bylaws, the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, shall be required to adopt, amend or repeal the bylaws of the Corporation.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the undersigned duly authorized officer of the Corporation on this 31st day of July, 2014.

By:	/s/ Arthur Tinkelenberg
Name:	Arthur Tinkelenberg
Title:	President and CEO

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